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Exhibit 5

August 27, 2003

Debevoise & Plimpton
919 Third Ave.
New York, NY 10022

Graphic Packaging Corporation
814 Livingston Court
Marietta, Georgia 30067

Dear Sirs:

        We have acted as counsel to Graphic Packaging Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to 34,619,768 shares of the Company's common stock (the "Common Stock"), to be issued pursuant to the Riverwood Holding, Inc. Stock Incentive Plan, Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, Riverwood Holding, Inc. 2002 Stock Incentive Plan, 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, Graphic Packaging Equity Incentive Plan and Graphic Packaging Non-Employee Director Plan (together, the "Plans").

        We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

        Based on the foregoing, we are of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ DEBEVOISE & PLIMPTON

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  Exhibit 5
Debevoise & Plimpton 919 Third Ave. New York, NY 10022